Exhibit 10.1

December 4, 2007

Memorandum of Understanding

Peter M. van Stolk Employment Transition

•	STATUS: Peter M. van Stolk (“PVS”) shall resign as an officer and Chairman of the Company effective December 31, 2007.

•	COMPENSATION:

¡	PVS shall be entitled to receive separation payments in the aggregate amount of $225,000 per year for two years following his resignation, payable in equal monthly installments.

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In addition, PVS shall be paid $100,000 on January 15, 2008, which shall be earmarked as a donation by PVS to Vitamin Angels. PVS shall provide the Company with proof that he has in fact donated such amount to Vitamin Angels.

•	BOARD SERVICE: PVS shall remain a member of the Board of Directors.

•

SEVERANCE AGREEMENT: PVS and the Company shall enter into a definitive Severance Agreement which will contain, among other things, nondisparagement, noncompete, no-hire and confidentiality provisions. Until such time as the Severance Agreement is finalized, PVS shall abide by the surviving terms of his current Employment Agreement with the Company, including but not limited to the noncompete, records delivery and confidentiality provisions of Section 10 of that Agreement.

/s/ Peter van Stolk
Peter van Stolk

Jones Soda Co.

By	/s/ Scott Bedbury
Its	Director